Exhibit 99.2

General Fusion, UKAEA Announce Magnetized Target Fusion Milestone

General Fusion completes the first major technical milestone of its LM26 program with world-first fusion result co-authored by the UKAEA

VANCOUVER, Canada, OXFORD, England – October 8, 2026 – General Fusion Group Ltd. (NASDAQ: GFUZ) (“General Fusion” or the “Company”), a leading fusion company, has achieved a historic compressional plasma heating result with its large-scale Lawson Machine 26 (“LM26”) demonstration. Using Magnetized Target Fusion (“MTF”), the Company reached electron temperatures exceeding 12 million degrees Celsius – more than 1 keV. The results were co-published by the UK Atomic Energy Authority (“UKAEA”), the UK’s national fusion laboratory, and measured using gold-standard Thomson scattering methods.

Only a few fusion companies have surpassed the industry-recognized milestone of 1 keV, all using other fusion approaches. This world-first result for General Fusion’s MTF approach marks a measurable step forward for the Company in its aim to deliver baseload, economical clean power from fusion energy.

The 1.1 keV electron heating (12.6 million degrees Celsius) result was measured just prior to peak compression and is detailed in a technical paper co-authored by UKAEA that is being concurrently posted on General Fusion’s website and submitted for peer review.

Scientific Progress

As a technology, General Fusion’s MTF aims to achieve fusion in a practical and economical way, using a liquid metal wall which enables the use of existing materials and, ultimately, durable machines. It also allows the Company’s design to avoid superconducting magnets and high-powered lasers. The approach is designed to solve significant long-standing barriers to commercializing fusion energy at a time when electricity demand is surging, and nations around the world are racing to bring fusion power to the grid.

General Fusion’s LM26 program is designed to reach key technical milestones on the path to a first-of-a-kind fusion plant in the next decade. LM26 is the first fusion machine in the world to achieve 1 keV with low-speed compression. Using MTF, the Company heats magnetically confined plasma through compression in milliseconds as compared to other types of plasma compression technologies in microseconds or nanoseconds. In LM26, this compression is achieved with a solid metal wall, rather than high-powered lasers or other methods operating in physical extremes. Achieving 1 keV through practical, low-speed compression is unique to General Fusion and is a key step toward its ultimate commercial approach.

Upcoming LM26 Milestones

General Fusion is advancing its LM26 program as part of its phased commercialization plan. Upgrades to the LM26 machine are now underway to support higher plasma compression ratios ahead of the Company’s next targeted 10 keV milestone. The LM26 program will then advance toward the Lawson criterion, the combination of temperature, density, and energy confinement time required for net fusion energy in the plasma. This program is designed to de-risk the path to practical fusion power and support the Company’s goal to begin operating a first-of-a-kind plant around 2035.

UKAEA Expertise in Fusion Diagnostics

The findings were made possible through UKAEA’s expertise in plasma diagnostics. Drawing on decades of experience operating fusion facilities such as the Joint European Torus (JET) and flagship machine, MAST Upgrade, UKAEA has internationally recognised expertise in plasma diagnostics, the systems used to measure and understand the behaviour of fusion plasmas.

Measuring plasma temperature is a complex process. In fusion research, scientists use a laser-based technique called Thomson scattering to do this. They shine a laser through the plasma and analyse how the light scatters from the particles inside it. This lets them accurately measure how hot the plasma is, without disturbing it. This way of measuring plasma dates back to 1969 when UKAEA scientists collaborated with Russian researchers to record fusion temperatures above 10 million degrees Celsius. This breakthrough reshaped fusion research worldwide and established UKAEA as a leader in plasma diagnostics.

Measuring plasma conditions on LM26, and applying Thomson scattering, presented a significant technical challenge. The plasma is enclosed within a metal liner and compressed to a very small volume, severely limiting diagnostic access and visibility. Despite these constraints, diagnostic specialists from UKAEA and General Fusion jointly designed and commissioned a Thomson scattering system that successfully measured the plasma near peak compression conditions. One of the key components of the diagnostic system was a state-of-the-art polychromator designed and built by UKAEA at its newly established Diagnostic Innovation Centre of Excellence (DICE) facility at the Culham Campus in the UK. For General Fusion, the diagnostic provided critical measurements of plasma temperature and performance. This is one example of how UKAEA’s capability is helping to support the development of fusion technologies and delivering advanced diagnostic solutions for fusion programmes around the world.

Global Collaboration Advancing the Path to Commercialization

General Fusion has spent more than two decades developing its fusion technology in Canada, with support from the Government of Canada’s Strategic Response Fund and other programs that have been instrumental to the Company’s progress. The Company has also advanced its technology with leading fusion research organizations worldwide, including a long-standing collaboration with UKAEA to optimize diagnostic systems. The General Atomics Energy Group is also advising on the diagnostic system required for the Company’s next milestone.

Quotes

“General Fusion has a two-decade track record of achieving industry-first milestones in Magnetized Target Fusion supported by a substantial body of peer-reviewed scientific literature. We built LM26 to achieve important technical milestones that will help get us to a first-of-a-kind plant in the next decade, and step-by-step we are advancing on this path. Congratulations to our incredible team and thank you to UKAEA for our longstanding collaboration. Together, we’ve achieved an industry-defining result on the path to commercializing cost-effective, practical fusion energy.”

— Greg Twinney, Chief Executive Officer, General Fusion

“Achieving a plasma electron temperature of over 1 keV marks an important milestone for General Fusion since achieving hot electrons is a necessary step for proving fusion confinement concepts. This achievement reflects the tangible progress being made by General Fusion and others across a diverse set of fusion approaches in the private sector, while the collaboration with UKAEA, contributing its specialist expertise, highlights the value of robust public-private partnerships in broadly advancing fusion and sharing scientific results. It also continues a great tradition of international scientific collaboration: in 1969, a UK team used the then-new laser-based Thomson scattering technique to verify 1 keV electrons in a Russian tokamak, helping to establish what became the standard magnetic confinement concept. We now look forward to the outcome of the formal peer review process and the publication of the paper in Review of Scientific Instruments.”

— Professor Dennis Whyte, Chief Executive Officer, United Kingdom Atomic Energy Authority

About General Fusion

General Fusion (NASDAQ: GFUZ) is a fusion technology development company. The Company aims to deliver economical, carbon-free fusion energy through its practical Magnetized Target Fusion (“MTF”) technology, an engineering-driven approach to fusion energy. General Fusion’s commercialization program is anchored by LM26, the world’s first commercially relevant-scale MTF demonstration machine. The Company is working toward the commercial deployment of fusion power in the mid-2030s. General Fusion is the first publicly listed fusion company and TIME’s No. 1 GreenTech Company of 2026. For more information, visit generalfusion.com or follow General Fusion on LinkedIn, YouTube, and X.

About the United Kingdom Atomic Energy Authority

Who we are

The United Kingdom Atomic Energy Authority (UKAEA) is the UK’s national fusion energy research organisation. We are an executive non-departmental public body of the Department for Energy Security and Net Zero (DESNZ).

The work we do

UKAEA’s mission is to lead the delivery of sustainable fusion energy to maximise scientific and UK economic benefit. We do this by being technical experts, partnering with companies and the international research community.

At the core of UKAEA’s efforts is the operation of world-leading facilities that build a comprehensive knowledge base for fusion energy. By addressing and solving the challenges across the full lifecycle of fusion, and integrating solutions from various disciplines, we establish technical centres of excellence that serve as the foundation for future fusion power plant programmes.

UKAEA collaborates with its partners to develop fusion power plants by providing access to our skills, facilities and expertise. UKAEA owns UKFE Ltd on behalf of the UK government. Through UKFE Ltd, we’re spearheading the STEP Fusion programme to design and build the UK’s first prototype fusion energy power plant in Nottinghamshire.

To grow the fusion ecosystem, UKAEA focuses on cultivating skilled talent, growing the fusion industry and creating ‘innovation clusters’. We actively seek opportunities to advance fusion technologies and communicate its vast potential to stakeholders and the public alike to accelerate fusion energy’s future – the energy of tomorrow we need today.

Investor Relations Contact

Contact General Fusion’s Investor Relations team at: investors@generalfusion.com.

If you are based in North America, you may also leave a toll-free voicemail at +1 (833) 717-1519. Callers outside North America can reach us at +1 (236) 253-6968.

Media Relations Contact

media@generalfusion.com

1-866-904-0995

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the U.S. federal securities laws and “forward looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts contained herein are forward-looking statements. Any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, statements regarding its ability to commercialize Magnetized Target Fusion (“MTF”) or any other fusion technology on its expected timeline or at all; statements regarding the current and expected results of the LM26 program, the Company’s plan to operate a first-of-a-kind plant around 2035; statements regarding the expected market opportunity for fusion energy, as well as any information concerning possible or assumed future results of operations or financial position of the Company.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. These forward-looking statements involve a number of risks, uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the technical results disclosed herein are not accepted or validated by the broader scientific community (including that the peer review process is unsuccessful); the risk that prior results are not successfully repeated on a larger scale; the risk that the scientific and technical assumptions underlying the results described herein prove to be incorrect; the risk that our relationship with UKAEA and others deteriorates or terminates, the risk that recent technical results do not prove to be as significant to the operation of LM26 as expected; the risk that the anticipated cost of funding the LM26 program across several planned technical milestones through the end of 2028 is greater than anticipated and additional capital needed by the Company may not be raised on favorable terms, or at all, including as a result of the restrictions agreed to in connection with the private placement the Company closed on July 10, 2026; the risk of adverse changes in general economic, financial market and geopolitical conditions, including conditions affecting capital markets and the clean energy sector; the risk that we are unable to develop, demonstrate and commercialize MTF technology on the expected timeline or at all, including any failure to achieve the balance of technical objectives of the LM26 program; the risk that we are unable to begin operating a first-of-a-kind plant around 2035, or at all; the risk that fusion energy does not gain public acceptance, the risk that the scientific and technical assumptions upon which the Company’s MTF technology is based do not prove to be correct, risks associated with the Company’s status as a development-stage company with a history of losses, no revenue from commercial fusion energy operations and no assurance of achieving profitability; the risk that our competitors develop viable fusion technology sooner than we do, the risk of supply chain disruptions, the risk that key technical material and service inputs may not be available when required on reasonable terms or at all, the risk that we are unable to attract and retain qualified personnel with highly technical expertise, the risk that we are subject to negative publicity, the risk that our assessment of the total addressable market for fusion energy is incorrect, the risk of changes in the laws and regulations governing the Company’s research and development activities and in the regulation of fusion energy generally; the risk of fluctuations in foreign currency exchange rates, particularly fluctuations in the Canadian dollar relative to the U.S. dollar; the risk that the Company is unable to complete and successfully integrate any future acquisitions; the risk of increased competition from other fusion energy companies and from other clean energy, conventional energy and energy storage technologies; the risk of accidents, earthquake, fires, floods and other natural disasters, the risk that our information technology fails, the risk that our operating expenses are materially higher than forecast, the risk that we are unable to remediate material weaknesses in our internal controls or identify additional material weaknesses in the future, the risk that we are unable to adequately protect or enforce our intellectual property rights, the risk of third party claims that we are infringing or violating another person’s intellectual property rights, the risk that our intellectual property applications are not granted, the risk of a cyber event or privacy breach resulting in an interruption in operations or financial loss, the risk that the trading in our securities may be volatile due to limited volume and the release of a substantial number of Subordinate Voting Shares from a lock-up expiring 180 days after the closing date of our business combination in July 2026; the risk of substantial dilution upon a reduction in the exercise or conversion price of the Multiple Voting Shares and PIPE warrants issued in July 2026 in accordance with the terms thereof; the effectiveness of our internal controls and disclosure controls and procedures; risks arising as a result from the limited experience of certain members of our management team in operating a public company; the risk that the period during which we will qualify as an emerging growth company under the JOBS Act is reduced; and the risk of litigation, governmental or regulatory proceedings, investigations or inquiries.

The foregoing list is not exhaustive, and there may be additional risks that the Company does not know or currently believes are immaterial. You should carefully consider the foregoing factors, any other factors discussed herein and in the other filings by the Company with the U.S. Securities and Exchange Commission including those described under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

These forward-looking statements are based on a number of estimates and assumptions that we believe are reasonable when made including but not limited to: that none of the risks identified above materialize; that there are no unforeseen changes to economic and market conditions, and that no significant events occur outside the ordinary course of business.

In addition, these statements reflect the expectations, plans, and forecasts of the Company’s management as of the date of this communication; subsequent events and developments may cause their assessments to change. While the Company may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so, unless required by applicable securities laws. Accordingly, undue reliance should not be placed upon these statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this communication, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.